As filed with the Securities and Exchange Commission on August 26, 2002
                                                    File No. 333-__________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                          Boston Scientific Corporation
             (Exact name of registrant as specified in its charter)

                 DELAWARE                                    04-2695240
       (State or other jurisdiction                       (I.R.S. Employer
     of incorporation or organization)                   Identification No.)


                           One Boston Scientific Place
                        Natick, Massachusetts 01760-1537
                                 (508) 650-8000
          (Address of principal executive offices, including zip code)

             BOSTON SCIENTIFIC DEFERRED COMPENSATION OPTION PROGRAM
                            (Full title of the plan)


                                Lawrence J. Knopf
                  Vice President and Assistant General Counsel
                          Boston Scientific Corporation
                           One Boston Scientific Place
                        Natick, Massachusetts 01760-1537
                                 (508) 650-8000

--------------------------------------------------------------------------------
(Name, Address and Telephone Number, including Area Code, of Agent for Service)


                         CALCULATION OF REGISTRATION FEE
================================================================================
 Title of Securities    Proposed Maximum Aggregate   Amount of Registration Fee
   to be registered         Offering Price (1)
--------------------------------------------------------------------------------
Deferred Compensation         $25,000,000.00                 $2,300.00
     Obligations
================================================================================
(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o).

                                     PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information.*
         ------------------

Item 2.  Registrant Information and Employee Plan Annual Information.*
         -------------------------------------------------------------


























------------
* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, (the "Securities Act") and the "Note" to
Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.
         ----------------------------------------

     Boston Scientific Corporation (the "Registrant" or the "Company") hereby incorporates the following documents by reference:

     (i) Annual Report on Form 10-K for the year ended December 31, 2001.

     (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

     (iii) Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.



     In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.  Description of Securities.
         --------------------------

     The securities being registered represent obligations (the "Obligations") of the Registrant to deliver to participants in the Boston Scientific Deferred Compensation Option Program (the "Plan"), upon participants' exercise of options issued under the Plan, shares underlying such options or the fair market value of such shares in cash, where the intrinsic value on the date of the grant (i.e., the difference between the exercise price and the fair market value of the underlying shares) represents a portion of salary or bonus the receipt of which the participants have elected to defer. The Obligations also may represent obligations of the Registrant to deliver upon exercise any distributions on shares underlying options. Shares underlying options shall be shares in investment companies registered under the Investment Company Act of 1940 as designated by a participant from a list of investments designated or subsequently redesignated by the Compensation Committee of the Board of Directors, or such other person or persons whom the Board of Directors of the Registrant shall appoint to serve as the Administrator of the Plan. The option exercise price paid by the participants to exercise options issued under the Plan may be a function of the fair market value of the shares on the date of the grant, the fair market value of the shares on the date of exercise, a determinable interest rate, or some combination of the foregoing. Participants may exercise options and cause the Obligations to be payable during employment and for specified periods ranging from twelve months to one hundred and twenty months following separation from employment. There is no trading market for the Obligations.

     The Obligations are unsecured general obligations of the Registrant and rank PARI PASSU with other unsecured and unsubordinated obligations of the Registrant. The Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment; provided, however, that a participant may, upon approval of the Registrant, irrevocably transfer by gift, without consideration, any option or portion thereof to certain family members or a trust established for the benefit of such family members. With the exception of the foregoing, any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a Participant or his or her beneficiary(ies), will be null and void.

     Participants may be permitted to substitute options issued on certain shares for options on other shares under the Plan. Otherwise, the Obligations are not convertible into any other security of the Registrant. No trustee has been appointed to take action with respect to the Obligations and each participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations. The Registrant may establish a "rabbi trust" or other vehicle to serve as a source of funds from which it can satisfy the Obligations. Participants in the Plan will have no rights to any assets held by a rabbi trust, except as general creditors of the Registrant. Assets of any rabbi trust will at all times be subject to the claims of the Registrant's general creditors.


Item 5.  Interests of Named Experts and Counsel.
         ---------------------------------------

         Not applicable.

Item 6.  Indemnification of Directors and Officers.
         ------------------------------------------

     Generally, Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person for claims arising against the person for serving as a present or former director, officer, employee, or agent of the corporation. Indemnity is available only if the person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. If the claim is a criminal action, indemnification may be available only if the person had no reasonable cause to believe his or her conduct was unlawful. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the claim.

     A Delaware corporation may also indemnify persons against expenses (including attorneys' fees) incurred for actions brought by or on behalf of the corporation subject to the conditions discussed above, except that no indemnification is permitted in respect of any claim as to which the person shall have been found to be liable to the corporation unless a court determines that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

     To the extent the person is successful in defending a claim described in the preceding two paragraphs, the corporation must indemnify the person against expenses (including attorneys' fees) actually and reasonably incurred. The indemnification and advancement of expenses provided for in Section 145 is not exclusive of any other rights to which the person may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise.

     Section 145 of the DGCL also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute. The Registrant maintains reasonable levels of insurance against liabilities for indemnification which it may incur under its Second Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), Restated By-laws (the "By-laws") and indemnification agreements.

     Article Tenth of the Registrant's Certificate of Incorporation provides that the Registrant will indemnify, defend and hold harmless directors, officers, employees and agents of the Registrant to the fullest extent currently permitted under the DGCL.

     In addition, Article Ninth of the Registrant's Certificate of Incorporation, as permitted by Section 102(b) of the DGCL, provides that neither the Registrant nor its stockholders may recover damages from the Registrant's directors for a breach of their fiduciary duty in the performance of their duties as directors of the Registrant, unless the breach relates to (i) the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) any transactions for which the director derived an improper benefit. The Registrant's By-laws provide for indemnification of the Registrant's directors, officers, employees and agents on the terms permitted under Section 145 of the DGCL summarized above.

     The Registrant has entered into indemnification agreements with its directors and executive officers. These agreements provide rights of indemnification that are substantially similar to those provided by the Registrant's Certificate of Incorporation and By-laws. Additionally, the agreements provide that (i) within thirty days of a written demand for indemnification, and within five business days of a request for an advance of expenses, the Registrant shall either make payment or determine that the relevant standards for indemnification have not been met; (ii) in any action brought by an indemnitee to enforce the right to indemnification or advances, the burden of proving that any indemnification or advance is not appropriate shall be on the Registrant; (iii) neither the timing of the Registrant's decision whether to indemnify nor any determination by the Registrant shall create any presumption that the indemnitee has not met the applicable standards; and (iv) the indemnitee's expenses incurred in bringing an action to recover expenses under any directors' and officers' liability insurance policies maintained by the Registrant shall also be indemnified by the Registrant.


Item 7.  Exemption From Registration Claimed.
         -----------------------------------

         Not applicable.

Item 8.  Exhibits.
         ---------

         See Exhibit Index.

Item 9.  Undertakings.
         -------------

     (a) The undersigned Registrant hereby undertakes:

                     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Natick, The Commonwealth of Massachusetts, on this 26th day of August, 2002.


                               BOSTON SCIENTIFIC CORPORATION


                               By: /s/ Lawrence C. Best
                                   -------------------------------------------
                                   Name: Lawrence C. Best
                                   Title: Senior Vice President - Finance and
                                   Administration and Chief Financial Officer

                         SIGNATURE AND POWER OF ATTORNEY

     We, the undersigned officers and Directors of Boston Scientific Corporation, hereby severally constitute and appoint Lawrence C. Best, Paul W. Sandman and Lawrence J. Knopf, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and Directors to enable Boston Scientific Corporation to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures, as they may be signed by our said attorneys or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on the 26th day of August, 2002.


SIGNATURE                           TITLE



----------------------------        Director, Founder
John E. Abele

/s/ Lawrence C. Best
----------------------------        Senior Vice President - Finance and
Lawrence C. Best                    Administration and Chief Financial Officer
                                    (Principal Financial and Accounting Officer)
/s/ Ursula M. Burns
----------------------------        Director
Ursula M. Burns

/s/ Joseph A. Ciffolillo
----------------------------        Director
Joseph A. Ciffolillo

/s/ Joel L. Fleishman
----------------------------        Director
Joel L. Fleishman

/s/ Marye Anne Fox
----------------------------        Director
Marye Anne Fox, Ph.D.

/s/ Ray J. Groves
----------------------------        Director
Ray J. Groves

/s/ Lawrence L. Horsch
----------------------------        Director
Lawrence L. Horsch

/s/ Ernest Mario
----------------------------        Director
Ernest Mario, Ph.D.

/s/ N. J. Nicholas, Jr.
----------------------------        Director
N. J. Nicholas, Jr.

/s/ Peter M. Nicholas
----------------------------        Director, Founder and Chairman of the Board
Peter M. Nicholas

/s/ Uwe E. Reinhardt
----------------------------        Director
Uwe E. Reinhardt, Ph.D.

/s/ Warren B. Rudman
----------------------------        Director
Warren B. Rudman

/s/ James R. Tobin
----------------------------        Director, President and Chief Executive
James R. Tobin                      Officer (Principal Executive Officer)

                                  EXHIBIT INDEX


EXHIBIT NO.     DESCRIPTION OF DOCUMENT

4.1             The Boston Scientific Deferred Compensation Option Program.

5.1             Opinion of Ropes & Gray.

23.1            Consent of Ernst & Young LLP.

23.2 Consent of Ropes & Gray (contained in the opinion filed as Exhibit 5.1 to this registration statement).

24              Power of Attorney (included on signature page).